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                                                                   Exhibit 99(a)


     USG CORPORATION REDUCES AMOUNT OF DEBTOR-IN-POSSESSION CREDIT FACILITY

         CHICAGO, January 24, 2003 -- USG Corporation (NYSE: USG) today announced that it has reduced the amount of its Debtor-In-Possession credit facility to $100 million from $350 million. The facility is provided by a syndicate of lenders led by JPMorgan Chase Bank, as agent.

         As of September 30, 2002, the company reported $748 million of cash, cash equivalents and marketable securities, providing sufficient liquidity to permit the company to reduce the size of the facility.

         There are currently no borrowings under the facility, although $16 million of standby letters of credit are outstanding under the facility.

         USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at http://www.usg.com.

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